Exhibit 10.54

FOURTH AMENDMENT TO THE
TURNING POINT BRANDS, INC.
2006 EQUITY INCENTIVE PLAN

This is the Fourth Amendment to the 2006 Equity Incentive Plan maintained by Turning Point Brands, Inc. (the “Plan”), which amendment shall be effective as of the date of its adoption as set forth below.

Section 14(o) of the Plan is hereby deleted in its entirety and replaced with the following:

(o) “Fair Market Value” shall mean (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to Shares, as of any date, the closing sale price (excluding any “after hours” trading) of the Shares on the date of grant or the date of calculation, as the case may be, on the stock exchange or over the counter market on which the Shares are principally trading on such date (or on the last preceding trading date if Shares were not traded on such date) if the Shares are readily tradable on a national securities exchange or other market system, and if the Shares are not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Shares.

To record its adoption by the Board of Directors, the Company has caused this Amendment to be executed below by its authorized officer.

Turning Point Brands, Inc.

By:	/s/ James Dobbins
Title:	SVP — General Counsel
Date:	March 10, 2017

1